UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2013

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On, March 29, 2013, Arrhythmia Research Technology, Inc. and its wholly owned subsidiary Micron Products, Inc. (collectivity the "Company") entered into a multi-year credit facility with a Massachusetts based bank. The new credit facility includes a revolving line of credit of up to $4.0 million, a commercial term loan of $1.5 million and an equipment line of credit of $1.0 million.
The $4.0 million revolving line of credit, which provides for borrowings up to 80% of net eligible receivables and 50% of net eligible raw material inventory, will replace the existing revolving line of credit with our previous lender. This revolver allows for interest only payments during the term of the facility with the full principal outstanding balance to be paid upon maturity on June 30, 2015. Interest is calculated using the floating Wall Street Journal Prime Rate plus 0.25%. This revolver carries a provision for a quarterly unused facility fee equal to 0.25% per annum of the average daily undisbursed face amount of the revolver during the three months immediately preceding the applicable due date and has no prepayment penalty.
The commercial term loan of $1.5 million is to be used to refinance existing equipment leases, complete the closure of the WirelessDx discontinued operation and to fund other current liabilities from continuing operations. This term loan requires monthly principal and interest payments over the five year term of the loan which matures on March 29, 2018. The interest rate on the loan is a fixed 4.25% per annum. This term loan carries a prepayment penalty of 3% in years 1 and 2, 2% in years 3 and 4 and 1% in year 5 of the amount prepaid.
The equipment line of credit of $1.0 million is for the purchase of capital equipment. Advances on the equipment line shall not exceed 80% of the invoice amount of the equipment being purchased. The term of this equipment line is six years, maturing on March 29, 2019, inclusive of a maximum one year draw period. Payments are to be made over a 72 month period, inclusive of an interest only period. Repayment shall consist of monthly interest only payments commencing on the date of the loan through the earlier of: (i) one year from the date of closing or (ii) the date upon which the equipment line of credit is fully advanced (the “Conversion Date”). On the Conversion Date, principal and interest payments will be due and payable monthly in an amount sufficient to pay the loan in full based upon an amortization schedule commensurate with the remaining term of the loan. During the interest only period, the interest rate shall be floating at the Wall Street Journal Prime Rate plus 0.25%. Commencing on the Conversion Date, the interest rate will be automatically adjusted to a per annum rate equal to the greater of: (i) the Federal Home Loan Bank of Boston Five Year Rate as of the Conversion Date plus 3.00% or (ii) 4.25%, which interest rate shall be fixed until maturity.
This multi-year credit facility contains covenants related to various matters including certain financial covenants, prohibitions on further borrowings and security interests, merger or consolidation, acquisitions, guarantees, sales of assets other than in the normal course of business, leasing, and payment of dividends. The lender has a security interest in all operating assets of the Company.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this report is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) In connection with Mr. Gunter's resignation, the Company and Mr. Gunter entered into an Agreement and Release (the “Agreement”) effective April 1, 2013. The terms of the Agreement were approved by the Company's Board of Directors.  The Agreement provides for a completion payment of $20,000 payable in one lump sum (subject to a seven day revocation period) and a general release by both Mr. Gunter and the Company from any claims against each other.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 3rd day of April, 2013.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer